SCHEDULE 14A INFORMATION

Revocation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  /  /

Check the appropriate box:

/  /   Preliminary Proxy Statement (Revocation of Consent Statement)
/  /   Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement (Revocation of Consent Statement)
/  /   Definitive Additional Materials
/  /   Soliciting Material Pursuant to § 240.14a-12

WISCONSIN CENTRAL TRANSPORTATION CORPORATION
(Name of Registrant as specified in its charter)

_________________________________________________________________
(Name of person(s) filing proxy statement if other than Registrant)

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/X/    No fee required

/  /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a6(i)(2) or Item 22(a)(2) of Schedule 14A.

/  /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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4)	Proposed maximum aggregate value of transaction: ___________________________
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/  /   Fee paid previously by written preliminary materials.

/  /   Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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November 13, 2000

OUR PRIMARY OBJECTIVE — ENHANCING STOCKHOLDER VALUE

Dear Fellow Stockholder:

      We are writing to alert you that Edward A. Burkhardt has started a consent solicitation in an attempt to gain control of your Company. Mr. Burkhardt has formed a group (the “Burkhardt Group”) calling itself the “Wisconsin Central Shareholders Committee to Maximize Value,” that is contacting stockholders and asking them to sign consent forms to remove, without cause, your entire Board of Directors and replace your directors with Mr. Burkhardt’s own hand-picked nominees. Your Board of Directors is unanimously opposed to the Burkhardt Group’s solicitation.

We urge you NOT TO SIGN any WHITE consent card or other forms which may be sent to you by the Burkhardt Group. The Board urges you to DISCARD any WHITE consent cards sent to you by the Burkhardt Group.

      Mr. Burkhardt was one of the founders of the Company and served as its chief executive officer from its founding in 1987 until August 31, 1999. The last three years of Mr. Burkhardt’s service as chief executive officer saw the Company’s common stock price fall from a high in the first quarter of 1997 of $44.00 to a low in the second quarter of 1999 (just prior to Mr. Burkhardt’s removal by the Board) of $12.38, a loss of 71.86% of your Company’s value and $1.6 billion in market capitalization.

      The Board of Directors determined that the steady erosion of earnings and the drop in share price were clear evidence that fundamental change was needed. Your Board took the steps necessary to effect change. The Board decided to replace the centralized management structure which had been in place since we were a small start-up venture with a more decentralized structure, which the Board believed was more appropriate for the larger, global enterprise we had become. Immediately upon Mr. Burkhardt’s removal, your Board restructured the holding company, conducted a worldwide search for and recruited experienced executive talent and focused on the creation of economic value through the generation of free cash flow, while encouraging open dialogue with stockholders.

      We believe the change was effective. In our opinion our operational performance over the past twelve months has been strong. During that period the operating ratio (operating expenses as a percentage of operating revenue) for our North American operations has averaged 74%, as compared to an average of 83% for the North American Class I railroads. Wisconsin Central continues to focus on customer service, and this year was awarded its twelfth consecutive Readers’ Choice award by Logistics Management and Distribution Report, a respected industry publication, based on readers’ ratings of the performance of transportation providers.

      Since Mr. Burkhardt’s removal our North American operations have reported record revenues in every quarter, and our international affiliates have similarly posted significant revenue gains.

      Despite these achievements, your Board of Directors, composed of substantial investors in your Company’s stock, shares your disappointment with the rail industry’s valuation in the market. Notwithstanding our strong operational performance, our stock has not fared well in the market, even though it has done slightly better than other railroad stocks. From July 7, 1999 (the announcement of Mr. Burkhardt’s removal by the Board) to October 20, 2000, our share price fell 37%, versus a 38% decline for a composite of publicly traded North American railroads. In response to low market valuations of our common stock, your Board authorized a stock repurchase program in March 2000 and extended this program in September 2000 to take advantage of the continued pressure on rail valuations.

      In September, your Board also announced (1) a restructuring of North American operations involving a simplified organizational structure and elimination of 44 salaried positions and (2) the Board’s continuing commitment to improved asset utilization, positive free cash flow and continued investment where substantial stockholder returns are available, and disinvestment where such returns are unavailable. While the Board believes that we were successful in improving your Company’s operating performance, we continue to share your disappointment with rail valuations, particularly our own.

      Your Board views enhancing stockholder value as its primary objective.

      Over the past year, while taking the actions described above to improve operating performance, the Board examined various potential strategies for enhancing stockholder value through divestiture, sale and other transactions. We identified potential acquirers of the Company’s domestic and international business operations, and we analyzed a variety of transaction structures. In light of this preparatory analysis and the continued undervaluation, in our view, of our stock, your Board decided to commence immediately a process to pursue strategic options to enhance stockholder value.

      On November 3, 2000, your Board announced that it retained the investment banking firm of Goldman, Sachs & Co. to act as financial advisor in evaluating various strategic alternatives, including, but not limited to, the sale of the Company and divestiture of its international holdings. The Board also appointed a committee comprising John W.  Rowe (Chairman), Thomas F.  Power, Jr., Robert H. Wheeler, Thomas E.  Evans, Roland V. McPherson and A. Francis Small to evaluate proposals. Two-thirds of the committee members are independent, non-management directors and, like all of your directors, are committed to enhancing the value of your investment in the Company.

YOUR VOTE IS IMPORTANT

      All WCTC stockholders, in our view, will best be served by allowing the Board and management to pursue all alternatives available to maximize stockholder value. We urge you to act today to protect your investment in the Company. If you have previously signed the Burkhardt Group’s WHITE consent card, please sign and date the enclosed BLUE Consent Revocation Card and mail it at once in the enclosed postage-paid envelope. It is important that you mail promptly your BLUE Consent Revocation Card. Your vote is important, regardless of the number of shares you own, so please act today.

      We will continue to act in the best interests of all Wisconsin Central stockholders, and will endeavor to keep you informed of all important developments.

      On behalf of your Board of Directors, we thank you for your continued trust and support.

Sincerely,

Thomas F. Power, Jr. President and Chief Executive Officer	Robert H. Wheeler Chairman of the Board of Directors

IMPORTANT

Regardless of the size of your investment, your revocation of consent is important. Please act today and sign, date and mail your BLUE Consent Revocation Card in the postage-paid envelope provided. Remember, do not sign any WHITE consent card or other materials you may receive from the Burkhardt Group, not even as a vote of protest. If you have any questions or require assistance, you may call D.F. King & Co., Inc., which is assisting your Company, toll-free at 1-800-769-4414.

Wisconsin Central Transportation Corporation Suite 9000, One O’Hare Centre, 6250 North River Road Rosemont, IL 60018

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about November 13, 2000.

CONSENT REVOCATION STATEMENT FURNISHED BY THE BOARD OF DIRECTORS OF WISCONSIN CENTRAL TRANSPORTATION CORPORATION IN OPPOSITION TO THE SOLICITATION OF CONSENTS BY THE “WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE”

      This Revocation of Consent Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors (the “Board”) of Wisconsin Central Transportation Corporation, a Delaware corporation (“WCTC” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), in opposition to the solicitation (the “Burkhardt Solicitation”) by the Burkhardt Group of written consents from the stockholders of WCTC. The “Burkhardt Group” consists of Edward A. Burkhardt, John W. Barriger, Robert E. Dowdy, Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze, and refers to itself as the “Wisconsin Central Shareholders Committee to Maximize Value.”

      The Burkhardt Group is attempting to gain control of WCTC. The purpose of the Burkhardt Solicitation is to attempt to remove, without cause, the Company’s entire Board of Directors and replace them with seven new directors selected by the Burkhardt Group. The Burkhardt Group also is soliciting consents in support of three proposed amendments to the Company’s By-laws (the “By-laws”) and one other proposal, all as described in more detail below.

IMPORTANT

The Company’s Board of Directors unanimously opposes the Burkhardt Solicitation and urges you NOT TO SIGN any WHITE consent card or any other forms which may be sent to you by the Burkhardt Group. Please DISCARD any WHITE consent cards sent to you by the Burkhardt Group.

Even if you previously signed and returned the Burkhardt Group’s WHITE consent card, you have every right to revoke your consent. We urge you to sign, date and mail the enclosed BLUE consent revocation card in the postage-paid envelope provided. Your prompt action is important. Please return the BLUE consent revocation card today. In order to be sure that you are revoking a prior consent, you must mark the “REVOKE CONSENT” box on the BLUE consent revocation card, or sign and date the BLUE consent revocation card without marking any boxes.

If your shares are held in "street name," only your broker or banker can vote your shares, and only after receiving your instructions. Please contact the person responsible for your account and instruct him or her to vote a BLUE consent revocation card on your behalf today.

      If you have any questions about giving your revocation of consent or require assistance, please call D.F. King & Co., Inc., which is assisting your Company, toll free at 1-800-769-4414.

REASONS FOR OPPOSING THE BURKHARDT SOLICITATION

      WCTC’s Board of Directors unanimously opposes the Burkhardt Solicitation and urges you NOT TO SIGN any WHITE consent card or any other forms which may be sent to you by the Burkhardt Group.

      In furtherance of its goal of seeking to gain control of the Company, the Burkhardt Group is seeking written consents of the Company’s stockholders to remove, without cause, the entire Board of Directors and to replace the directors with seven persons selected by the Burkhardt Group. The six proposals set forth in the Burkhardt Solicitation (the “Burkhardt Proposals”) are set forth in Appendix A hereto. The Burkhardt Group also is seeking consents in support of four other Burkhardt Proposals which, taken together, are designed to remove stockholder protections against attempted takeovers, such as this attempted takeover by the Burkhardt Group. Burkhardt Proposal 6 is designed to nullify unspecified By-laws which may be adopted by your Board in its efforts to act in and protect the best interests of the Company.

      It should be noted that, if adopted, Burkhardt Proposals 1, 2, 3 and 6 might facilitate or encourage a merger, tender offer or proxy context, which could be beneficial to stockholders, if successful.

      In response to the Burkhardt Solicitation, the Board of Directors is asking the Company’s stockholders not to provide their consent and is soliciting from the Company’s stockholders revocations of any consents that may have been given.

      The Board believes that there are three principal reasons for stockholders not to support the Burkhardt Group’s attempt to take control of the Company. We urge you to consider carefully the following:

1. Your Board has taken direct and effective action to improve your Company’s financial performance.

      In September 1999, following Mr. Burkhardt’s removal, the Board and management undertook significant steps to improve your Company’s performance. These steps included, among other things, restructuring the holding company, recruiting new executive talent and focusing on generating free cash flow. Your board believes these steps have been successful in improving operating results.

      Revenue Growth. Since Mr. Burkhardt’s removal, our North American operations have reported record revenues in each quarter, Tranz Rail Holdings Limited (“Tranz Rail”) set new revenue and tonnage records for the last fiscal year and English Welsh & Scottish Railway Holdings Limited (“EWS”) reported year over year revenue growth over the last four quarters (following two years of revenue declines under Mr. Burkhardt).

      Improved Operating Efficiency. Over the past twelve months, even with substantially rising fuel costs, the operating ratio (operating expenses as a percentage of operating revenues) for our North American operations improved from 75% to 74%.

      Free Cash Flow Generation. In the twelve months ended June 30, 2000, compared to the previous 12 months in which Mr. Burkhardt was chief executive officer, free cash flow (cash flow from operations less capital expenditures) of the Company and its international affiliates improved as follows:

  Free cash flow of the Company and total free cash flow of the Company’s international affiliates, taken together, improved by $112.3 million, with $15.9 million of the improvement resulting from increased cash flow from operations and $96.4 million of the improvement resulting from reduced capital expenditures.

  Free cash flow from our North American operations improved by $29.0 million, with $17.4 million of the improvement resulting from increased cash flow from operations and $11.6 million of the improvement resulting from reduced capital expenditures.

      Repurchase of Shares. Through October 31, 2000, the Company repurchased 4,963,300 (9.68%) of its outstanding shares for an average price of $11.78.

2. Your Board is committed fully to enhancing stockholder value.

      Your Board views enhancing stockholder value as its primary objective. Over the past year, we completed several restructuring steps and executed a share repurchase program to address that objective. While the Board believes that we were successful in improving your Company’s performance, we continue to share your frustration with rail valuations and, most importantly, your Company’s valuation. Since July 7, 1999 (the announcement of Mr. Burkhardt’s removal by the Board) to October 20, 2000, our share price fell 37%, versus a 38% decline for a composite of publicly-traded North American railroads. Though our stock price fared better during this period than it did during the last three years of Mr. Burkhardt’s leadership (when your stock declined over 71% and the Company’s market capitalization dropped by $1.6 billion), your Board has determined that it would be in the best interests of stockholders to commence immediately a process to pursue various strategic options, including the sale of the Company and divestiture of its international holdings.

      On November 3, 2000 your Board announced that it retained Goldman, Sachs & Co. (“Goldman Sachs”) to act as financial advisor to help us evaluate these alternatives. We believe that the current management and Board are well qualified to evaluate and execute these alternatives because of their familiarity with the operating characteristics and business plans of the Company and its affiliates and because of their expertise in selling railroad properties.

      It is important for you to know that several members of the Board have substantial experience in selling railroad properties, including over 10,500 miles of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company. Your Board believes that its substantial experience in dealing with these matters should prove invaluable as we explore all options to enhance the value of your investment in the Company.

3. Your Board’s interests are fully aligned with the stockholders.

      The current members of the Board are major stockholders of your Company. Existing board members beneficially own in the aggregate over 2.7 million shares of the Company’ stock. Each director owns on average 233,000 shares of stock (excluding shares held by Chief Executive Officer Thomas F. Power, Jr.). In comparison, the Burkhardt Group’s proposed slate of directors owns in the aggregate 29,250 shares of the Company’s stock, or an average of 4,875 shares per person (excluding shares held by Mr. Burkhardt). Like all other stockholders, your Board is primarily interested in enhancing stockholder value. We believe that stockholders will best be served by supporting an experienced Board and its advisors in their effort to maximize stockholder value. We urge you to act today to protect your investment in the Company.

The Company’s Board of Directors opposes the Burkhardt Solicitation and urges you NOT TO SIGN any WHITE consent card or any other forms which may be sent to you by the Burkhardt Group. Please DISCARD any WHITE consent cards sent to you by the Burkhardt Group.

Even if you previously signed and returned the Burkhardt Group’s WHITE consent card, you have every right to revoke your consent. We urge you to sign, date and mail the enclosed BLUE consent revocation card in the postage-paid envelope provided. Your prompt action is important. Please return the BLUE consent revocation card today. In order to be sure that you are revoking a prior consent, you must mark the “REVOKE CONSENT” box on the BLUE consent revocation card, or sign and date the BLUE consent revocation card without marking any boxes.

If your shares are held in “street name,” only your broker or banker can vote your shares, and only after receiving your instructions. Please contact the person responsible for your account and instruct him or her to vote a BLUE consent revocation card on your behalf today.

      If you have any questions, please call D.F. King & Co., Inc., which is assisting your Company, toll-free at 1-800-769-4414.

THE CONSENT PROCEDURE

      Under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders of a corporation may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consents are duly delivered to the corporation.

      Thus, the unrevoked consent of the holders of not less than a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date (as defined below) must be obtained within the time limit specified herein to adopt each of the Burkhardt Proposals. Since consents are required from the holders of record of not less than a majority of the outstanding shares of Common Stock in order for each of the Burkhardt Proposals to be adopted, an abstention from voting on the Burkhardt Group’s WHITE Consent Card or a broker non-vote will have the practical effect of a vote against such proposals.

      Under Section 228 of the DGCL, in order to be effective, consents with respect to the Burkhardt Proposals must be delivered within 60 days of the earliest dated consent with respect to the Burkhardt Proposals delivered to WCTC.

      On October 22, 2000 the Board of Directors established a record date (the “Record Date”) for stockholders entitled to consent of October 23, 2000. As of the Record Date, there were 46,541,357 shares of Common Stock issued and outstanding. Each share entitles the holder to one vote.

      A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card in the postage-paid envelope provided, and either marking the “Revoke Consent” box or not marking any boxes. A consent may also be revoked by delivery of a written consent revocation to the Burkhardt Group. Stockholders are urged, however, to deliver all consent revocations to D.F. King & Co. by mailing in the pre-paid envelopes provided. WCTC requests that if a consent revocation is instead delivered to the Burkhardt Group, a photocopy of the revocation also be delivered to D.F. King & Co. in the pre-paid envelope provided, so that WCTC will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to the Burkhardt Group a subsequently dated WHITE consent card, or by delivery of a written revocation of such consent revocation to WCTC or the Burkhardt Group.

      The Burkhardt Group could cease the solicitation of consents once it has determined that valid and unrevoked consents representing a majority of the outstanding shares of Common Stock as of the Record Date have been obtained and deliver such consents to the Company in the manner required by Section 228 of the DGCL. Accordingly, it is important that any stockholder who has executed a consent and desires to revoke such consent sign, date and mail the BLUE Consent Revocation Card as soon as possible.

      If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to WCTC at the address set forth above so that WCTC will be aware of your instructions and can attempt to ensure such instructions are followed.

      You have the right to revoke any consent you may have previously given to the Burkhardt Group. To do so, you need only sign, date and mail in the enclosed postage-paid envelope the BLUE consent revocation card which accompanies this revocation statement. If you do not indicate a specific vote on the BLUE consent revocation card with respect to any Burkhardt Proposal, the card will be used in accordance with the WCTC Board’s recommendation to revoke any consent with respect to such proposal.

CERTAIN INFORMATION CONCERNING THE COMPANY’S DIRECTORS AND
EXECUTIVE OFFICERS

DIRECTORS

      The following table sets forth certain information concerning each of the directors.

NAME	DESCRIPTION	AGE	DIRECTOR CLASS

Robert H. Wheeler	Chairman of the Board	55	II

Thomas F. Power, Jr.	Chief Executive Officer and Director	60	II

J. Reilly McCarren	President and Chief Executive Officer of the	43	I

	North American operating subsidiaries and

	Director

Thomas E. Evans	Director	49	II

Carl Ferenbach	Director	58	I

Roland V. McPherson	Director	66	I

Thomas W. Rissman	Director	43	III

John W. Rowe	Director	55	III

A. Francis Small	Director	54	I

Directors Whose Terms Expire at the Annual Meeting in 2003
Class I Directors

      Carl Ferenbach has served as a director of the Company since 1987. He also serves as a director of Wisconsin Central International, Inc. (“WCI”) and North American operating subsidiaries. Mr. Ferenbach also serves as a director of Tranz Rail, the publicly held New Zealand transportation company in which the Company holds shares, Australian Transport Network Limited (“ATN”), the Australian rail holding company in which the Company holds shares, and EWS, the United Kingdom rail holding company in which the Company holds shares and of which Mr. Ferenbach is Deputy Chairman of the Board, a non-executive office. Mr. Ferenbach also serves as a director of US Can Corporation and Crown Castle International Corporation (U.S.). Since 1986, Mr. Ferenbach has been a Managing Director of Berkshire Partners LLC, Boston, Massachusetts, a private equity firm sponsoring and investing in acquisitions and recapitalizations.

      J. Reilly McCarren has served as a director of the Company since December 1998. He also serves as a director of Wisconsin Chicago Link Ltd. (“WCLL”) and WCL Railcars, Inc. (“WCL Railcars”), two wholly-owned subsidiaries of the Company. Since September 1, 1999, Mr. McCarren has served as the President and Chief Executive Officer of the Company’s North American operating subsidiaries. From July 1996 to August 31, 1999, Mr. McCarren served as the Executive Vice President and Chief Operating Officer of the Company’s North American operating subsidiaries. From 1990 to 1996, Mr. McCarren served as the president of Gateway Western Railway Company. From 1988 to 1990, Mr. McCarren served as the General Superintendent-Transportation of the Chicago, Missouri and Western Railway. From 1978 to 1988, Mr. McCarren held various operating positions with Conrail. Mr. McCarren has 21 years of railroad management experience.

      Roland V. McPherson has served as a director of the Company since 1987. He also serves as a director of WCI and North American operating subsidiaries. Mr. McPherson is the president of Asset Acquisition and Management Corporation, a private acquisition company. From 1989 to 1998, he was employed as the Chairman and Chief Executive Officer of Sullivan Industries, Inc. (a manufacturer of air compressors). From May 1976 until 1988, Mr. McPherson was employed as Chairman and Chief Executive Officer of Armstrong Containers, Inc. (a manufacturer of metal containers).

      A. Francis Small has served as a director of the Company since December 1996. He also serves as a director of WCI and North American operating subsidiaries. Dr. Small has been a director of Tranz

Rail since 1990. Dr. Small retired as the Managing Director of Tranz Rail in May 2000 following 34 years of employment with Tranz Rail and its predecessors. Dr. Small is also a director of ATN and Meridian Energy Limited of which he is also Chairman of the Board. Dr. Small has 28 years of railroad management experience.

Directors Whose Terms Expire at the Annual Meeting in 2001
Class II Directors

      Thomas E. Evans has served as a director of the Company since July 1998. Since 1999, Mr. Evans has been employed by Collins & Aikman in Troy, Michigan, where he currently serves as chairman and chief executive officer. From 1995 to 1999, Mr. Evans was employed by Tenneco Automotive in Lake Forest, Illinois, where he served in senior management positions, most recently as its president. Prior to 1995 he served six years in various senior management positions with Case Corporation, two years with Federal-Mogul Corporation and fourteen years with Rockwell International’s Automotive Operations.

      Thomas F. Power, Jr. has served as a director of the Company since its formation in 1987. He also serves as a director of each of the Company’s subsidiaries other than Algoma Central Railway Inc. (“ACRI”) and WC Canada Holdings, Inc. (“WCCHI”). Since September 1, 1999, Mr. Power has served as the President and Chief Executive Officer of the Company. From 1987 to August 31, 1999, Mr. Power served as Executive Vice President and Chief Financial Officer of the Company. Mr. Power also serves as a director of Tranz Rail, ATN and EWS of which he is Chairman of the Board, a non-executive office. From 1970 to 1985, Mr. Power was employed by the Chicago, Milwaukee, St. Paul and Pacific Railroad Company, most recently as Chief Financial Officer. Mr. Power has over 32 years of railroad management experience.

      Robert H. Wheeler has served as a director of the Company since its formation in 1987 and is also a director of each of the Company’s subsidiaries other than ACRI and WCCHI. He was elected to the additional position of Chairman of the Board of the Company, a non-executive office, effective September 1, 1999. Mr. Wheeler also serves as a director of EWS and Tranz Rail of which he is Chairman of the Board, a non-executive office. Mr. Wheeler was a member of the law firm of Oppenheimer Wolff & Donnelly from December 1987 to August 1994 and was of counsel to that firm until 1999.

Directors Whose Terms Expire at the Annual Meeting in 2002
Class III Directors

      Thomas W. Rissman has served as a director of the Company since January 1992 and is also a director of each of the Company’s subsidiaries other than ACRI and WCCHI. Mr. Rissman also has served as Secretary of the Company, a non-executive office, since June 1991 and has served as General Counsel of the Company, a non-executive office, since September 1, 1999. Mr. Rissman also serves as a director of Tranz Rail, EWS and ATN. Mr. Rissman has been a member of the law firm of McLachlan, Rissman & Doll since December 1987.

      John W. Rowe has served as a director of the Company since July 1998. Since March 1998, he has served as chairman, president and chief executive officer of Unicom Corporation in Chicago, Illinois. From 1989 to 1998, Mr. Rowe served as president, chief executive officer and a director of New England Electric System. From 1984 to 1989, he served as president and chief executive officer of Central Maine Power Company. Mr. Rowe served as senior vice president of law for Consolidated Rail Corporation from 1980 to 1984. Mr. Rowe began his career with the Chicago law firm of Isham, Lincoln and Beale where he became a partner in 1978. Mr. Rowe also serves as a director of Fleet Boston Corporation and UNUM Provident Corporation.

      One Class III directorship is currently vacant.

EXECUTIVE OFFICERS

      The following table sets forth information regarding each person who serves as one of our executive officers:

	Age as of
Name	March 20, 2000	Position with Company

Thomas F. Power, Jr.	59	President and Chief Executive Officer

J. Reilly McCarren	43	President and Chief Executive Officer, WCL, FV&W,

		ACRI, SSM and WCLL

Ronald G. Russ	45	Executive Vice President and Chief Financial Officer

James E. Fisk	47	Executive Vice President-Corporate Development

John L. Bradshaw	48	Vice President- Corporate Development

Deborah M. Coady	45	Vice President-Human Resources and Claims

Janet H. Gilbert	52	Vice President-General Counsel, WCL, FV&W, ACRI,

		SSM and WCLL

Walter C. Kelly	56	Vice President and Chief Accounting Officer; Chief

		Financial Officer WCL, FV&W, ACRI, SSM and WCLL

Glenn J. Kerbs	59	Vice President-Engineering, WCL, FV&W, ACRI and SSM

William R. Schauer	55	Vice President-Marketing, WCL, FV&W, ACRI and SSM

J. Edward Terbell	47	Vice President and General Manager, WCL, FV&W,

		ACRI and SSM

Robert F. Nadrowski	53	Vice President-Mechanical, WCL, FV&W, ACRI and SSM

Richard P. White	54	Vice President-Corporate Development

Marty J. Mickey	37	Treasurer

      Mr. Power has served as our President and Chief Executive Officer since September 1999. Prior to September 1999, Mr. Power served as our Executive Vice President and Chief Financial Officer since our formation in 1987. Mr. Power is a director of the Company and each of our subsidiaries other than ACRI and WCCHI, and has served as such since 1987. Mr. Power also serves as a director of Tranz Rail and ATN, and is chairman of EWS. Mr. Power has 32 years of railroad management experience.

      Mr. McCarren has served as President and Chief Executive Officer of our North American operating subsidiaries since September 1999. From July 1996 to August 1999, Mr. McCarren served as Executive Vice President and Chief Operating Officer of our North American operating subsidiaries. Mr. McCarren has served as a director of the Company since December 1998. From 1990 to 1996, Mr. McCarren served as President of Gateway Western Railway Company. From 1988 to 1990, Mr. McCarren served as the General Superintendent - Transportation for the Chicago, Missouri and Western Railway. Mr. McCarren has 21 years of railroad management experience.

      Mr. Russ has served as Executive Vice President and Chief Financial Officer of the Company since September 1999. From May 1999 to September 1999, Mr. Russ served as Vice President of the Company. From January 1994 to April 1999, Mr. Russ served as Executive Manager and Chief Financial

Officer of Tranz Rail. Prior to serving at Tranz Rail, Mr. Russ served as our Treasurer from 1987 to 1993. Mr. Russ began his railroad career in 1973 and has 19 years of railroad management experience.

      Mr. Fisk has served as Executive Vice President-Corporate Development of the Company since September 1999. From 1996 to 1999, Mr. Fisk served as Engineering Director of EWS. Prior to serving at EWS, Mr. Fisk served as Mechanical Superintendent-Locomotive for our North American operating subsidiaries from 1987 to 1996. Mr. Fisk began his railroad career in 1970 and has 26 years of railroad management experience.

      Mr. Bradshaw has served as Vice President-Corporate Development of the Company since June 1998. From June 1994 to June 1998, Mr. Bradshaw served as Group General Manager, Operations for Tranz Rail. From November 1993 to June 1994, Mr. Bradshaw served as General Manager, Rail Operations for Tranz Rail. Prior to serving at Tranz Rail, Mr. Bradshaw served as Vice President and General Manager of WCL from 1987 to November 1993. Mr. Bradshaw has 26 years of railroad management experience.

      Ms. Coady has served as Vice President-Human Resources and Claims of the Company since November 1999. From 1996 to 1999, Ms. Coady served as Assistant Vice President, Human Resources of our North American operating subsidiaries. From 1993 to 1996, Ms. Coady served as Superintendent of Transportation of FV&W’s Fox Valley Division. Prior to joining our Company in 1993, Ms. Coady was employed by the Fox River Valley Railroad, most recently as Director of Human Resources.

      Ms. Gilbert has served as Vice President-General Counsel of our North American operating subsidiaries since October 1999. From 1996 to 1999, Ms. Gilbert served as General Counsel of our North American operating subsidiaries. Prior to that time, Ms. Gilbert served as Assistant General Counsel of our North American operating subsidiaries since our formation in 1987. Ms. Gilbert began her legal career as trial counsel for the Federal Trade Commission and joined the railroad industry in 1983.

      Mr. Kelly has served as Vice President and Chief Accounting Officer of the Company since September 1988. He serves as Vice President and Chief Financial Officer of our North American operating subsidiaries. Prior to joining the Company, Mr. Kelly served as Corporate Controller for Spiegel, Inc. (a catalog retailer) from 1987 to 1988, as an independent consultant during 1986, and as Vice President, Finance for Wilton Enterprises, Inc. (a distributor of housewares) during 1985.

      Mr. Kerbs has served as Vice President-Engineering of our North American operating subsidiaries since 1987. From 1974 until 1987, Mr. Kerbs was employed by the Chicago and Northwestern Transportation Corporation (“CNW”), most recently as Director of Maintenance Operations. Mr. Kerbs has 35 years of railroad management experience.

      Mr. Schauer has served as Vice President-Marketing of our North American operating subsidiaries since October 1988, and served as Assistant Vice President, Marketing, of WCL from 1987 until October 1988. From 1986 until 1987, Mr. Schauer was employed by CNW as General Marketing Manager. Mr. Schauer has 25 years of railroad management experience.

      Mr. Terbell has served as Vice President and General Manager of our North American operating subsidiaries since November 1993. Prior to that time, Mr. Terbell served as WCL’s Eastern Division Transportation Manager since 1987. From 1973 until 1987, Mr. Terbell was employed by CNW, most recently as Assistant Division Manager-Engineering. Mr. Terbell has 25 years of railroad management experience.

      Mr. Nadrowski has served as Vice President - Mechanical of our North American operating subsidiaries since 1987. From 1985 until 1987, Mr. Nadrowski was involved in the ownership and operation of a marina and a motel in Wisconsin. Mr. Nadrowski has 29 years of railroad management experience.

      Mr. White has served as Vice President - Corporate Development of the Company since November 1999. From 1996 to 1999, Mr. White served as Vice President - Human Resources of our Company. Prior to joining our Company, Mr. White held a variety of positions with Tranz Rail and its predecessors from 1962 to 1996, most recently as Executive Manager, Personnel. Mr. White has 28 years of railroad management experience.

      Mr. Mickey has served as Treasurer of the Company and its subsidiaries since May 1996. Prior to that time, Mr. Mickey served as Assistant Controller of WCL from 1990 to 1996. From 1984 to 1990, Mr. Mickey was employed by Arthur Andersen & Co., most recently as audit manager.

      The executive officers of the Company are elected annually by and serve at the discretion of the Company’s Board of Directors.

Committees, Meetings and Compensation

      Committees of the Board of Directors. The Board of Directors of the Company currently maintains an Executive Committee, an Audit Committee, a Compensation Committee, and a Finance Committee. The Board of Directors does not maintain a Nominating Committee.

      The Executive Committee is authorized to meet between meetings of the Board of Directors and, except as restricted by law, possesses the authority to act for and on behalf of the Board of Directors. The members of the Executive Committee are Mr. Wheeler (Chairman), Mr. Ferenbach and Mr. Power.

      The Audit Committee is an oversight committee which assists the Board of Directors in fulfilling its responsibilities to the stockholders and the public markets. The Audit Committee is responsible for ensuring that the Company employs independent and objective auditors. Together with the independent auditors and the Company’s internal audit department, the Audit Committee reviews management’s preparation of financial information, the presence of internal controls and audit processes to deter fraud, and management’s procedures to anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the Board of Directors, to the public markets and to the stockholders. The Audit Committee’s primary duties and responsibilities are to assess the processes related to the Company’s risk and control environment, oversee financial reporting and evaluate internal and independent audit processes. In January 2000, the Audit Committee adopted a formal written charter, a copy of which is attached as Appendix D, which guides the Audit Committee in carrying out the duties described above. Under the charter, members of the audit committee are required to be “independent” (as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards) from and after June 14, 2001. Currently two members of the audit committee are, and one is not, independent (as so defined). The members of the Audit Committee are Mr. McPherson (Chairman), Mr. Rowe and Mr. Rissman. No member of the Audit Committee is an executive officer of the Company.

      The Compensation Committee makes recommendations to the Board of Directors as to the salaries and other compensation of all elected officers and as to the benefit plans for all Company employees. The members of the Compensation Committee are Mr. Evans (Chairman), Mr. Wheeler and Mr. Ferenbach. No member of the Compensation Committee is an executive officer of the Company.

      The Finance Committee makes recommendations to the Board of Directors and is given specific authority by the Board of Directors from time to time to act on behalf of the Board of Directors in approving certain matters relating to the issuance of securities by the Company. The members of the Finance Committee are Mr. Ferenbach (Chairman), Mr. Rissman and Mr. Wheeler.

      Meetings of the Board of Directors and Committees. During 1999, the Board of Directors of the Company met eight times, the Audit Committee met four times and the Compensation Committee met four times. The Finance Committee and the Executive Committee did not meet.

      Compensation of Directors. Under compensation arrangements adopted in 1999, directors of the Company who are not full-time employees of the Company or its subsidiaries receive annual compensation in the form of options to purchase 6,000 shares of Common Stock and may elect to receive annual compensation of $30,000 in either (i) phantom stock or (ii) $15,000 cash and $15,000 in phantom stock, with the phantom stock payable on the date of the Company’s annual meeting and the cash payable in four equal quarterly installments. In addition, the Company pays compensation of $120,000 per year to Mr. Wheeler for his services as Chairman of the Board. No additional amounts are paid with respect to attendance at director or committee meetings. Directors who are full-time employees of the Company or its subsidiaries do not receive additional compensation for their services as directors.

      The director options represent the right to purchase Common Stock at an exercise price equal to fair market value as of the date of the grant. Director options expire at the earlier of 10 years after the date of grant or one year after the optionee ceases to be a director.

      The director phantom stock is issued in units equal to the aggregate nominal value divided by the fair market value of the Common Stock on the date of grant. When the holder of phantom stock ceases to be a director of the Company, the holder’s phantom stock units are converted to cash at the current market value of the Common Stock.

      In 1999, directors Mr. Evans and Mr. Rowe were each granted 5,500 additional options in connection with their first election as directors, as provided by the director option plan. In 1999 Mr. Wheeler was granted 10,000 additional options (under the Company’s Long-Term Incentive Plan) and received $30,000 as additional cash compensation for serving as Chairman of the Board beginning on September 1, 1999.

Executive Compensation

      Summary of Compensation. The following table summarizes the total compensation for services rendered to the Company during each of the last three fiscal years of (i) all individuals serving as the Company’s Chief Executive Officer during 1999, (ii) the Company’s four mostly highly compensated executive officers other than the CEO who were serving as executive officers at the end of 1999, and (iii) one additional individual for whom disclosure would have been provided as one of the four most highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company at the end of 1999. The individuals listed below in the Summary Compensation Table are hereinafter referred to together as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual Compensation		Awards

				Stock Options	All Other
Name and Principal Position	Year	Salary ($)	Bonus($)(1)	(Shares)	Compensation

Thomas F. Power, Jr.,	1999	484,750	124,096	55,000	—

President & Chief	1998	430,000	285,950	6,000	—

Executive Officer (2)	1997	388,500	87,490	6,000	—

J. Reilly McCarren,	1999	258,333	66,133	99,000	—

President & Chief Executive	1998	225,000	149,625	—	—

Officer of North American	1997	204,000	45,941	—	—

operating subsidiaries (3)

William R. Schauer,	1999	155,000	41,230	10,000	—

Vice President-Marketing	1998	150,000	79,050	—	—

of North American operating	1997	141,600	25,516	—	—

subsidiaries

Walter C. Kelly,	1999	155,000	39,680	10,000	—

Vice President & Chief	1998	150,000	79,050	—	—

Accounting Officer	1997	141,000	25,408	—	—

Glenn J. Kerbs,	1999	160,000	32,800	10,000	—

Vice President-Engineering	1998	153,000	80,631	—	—

of North American operating	1997	145,800	26,273	—	—

subsidiaries

Edward A. Burkhardt,	1999	367,500	—	140,000 (4)	2,627,841 (5)

Chairman, President & Chief	1998	525,000	349,125	6,000	—

Executive Officer until 8/31/99	1997	472,000	106,294	6,000	—

Earl J. Currie,	1999	141,989	—	28,000 (6)	—

Vice President-Planning	1998	160,000	84,320	—	—

until 11/8/99	1997	153,000	27,571	—	—

(1)	Annual bonus amounts were earned and accrued during the fiscal years indicated and paid after the end of each applicable fiscal year.

(2)	Mr. Power has held this position since September 1, 1999. Prior to that date he served as Executive Vice President and Chief Financial Officer.

(3)	Mr. McCarren has held this position since September 1, 1999. Prior to that date he served as Executive Vice President and Chief Operating Officer of the North American operating subsidiaries.

(4)	Mr. Burkhardt was granted 70,000 options on January 5, 1999 which lapsed upon his resignation from the Company and were replaced by a grant of 70,000 options on July 7, 1999.

(5)	The Company paid Mr. Burkhardt $1,462,497 in 1999 and accrued $1,165,344 to be paid in future periods in connection with his resignation from the Company.

(6)	Mr. Currie’s option for 28,000 shares lapsed upon his resignation from the Company.

      Employment Security Agreements. Messrs. McCarren, Schauer, Kelly and Kerbs are parties to employment security agreements with the Company that provide lump sum cash payments equal to two years' salary and bonus (and payment of a pro-rata bonus for the year of termination, as well as continuation of medical, dental, life insurance and similar fringe benefits for two years) upon the termination of employment either by the Company without "good cause" or by the executives for "good reason" (each as defined in the agreements), within twenty-four (24) months after a "change in control" of the Company (as defined in the agreements). In addition, all outstanding stock options held by the executives will become immediately exercisable on the date of termination of employment and will remain exercisable for 365 days after that date, and any restrictions on stock of the Company owned by the executives will lapse on the termination of employment date. The employment security agreements also provide that the payments otherwise due to the executives will be limited to the extent necessary to assure that the Company will not lose a tax deduction under Section 280G(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the executives will not be subject to an excise tax under Section 4999 of the Code. The Company has entered into similar agreements with 15 other management employees (not including Mr. Power).

      Stock Option Grants in 1999. The following table sets forth information concerning the grant of stock options during 1999 to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential
					Realizable
		Percentage			Value at
	Number of	of Total			Assumed
	Securities	Options			Annual Rates of
	Under-	Granted to			Stock Price
	lying	Employees	Exercise		Appreciation for
	Options	in	Price		Option Term (1)
	Granted	Fiscal Year	($ per	Expiration
Name	(Shares)	1999(%)	Share)	Date	5%($)	10%($)

Thomas F. Power, Jr.	55,000	5.7	16.625	01/04/09	575,025	1,457,278

J. Reilly McCarren	99,000	10.4	16.625	01/04/09	1,035,045	2,623,101

William R. Schauer	10,000	1.0	16.625	01/04/09	104,550	264,960

Walter C. Kelly	10,000	1.0	16.625	01/04/09	104,550	264,960

Glenn J. Kerbs	10,000	1.0	16.625	01/04/09	104,550	264,960

Edward A. Burkhardt (2)	70,000	7.3	16.625	08/31/00	67,561	136,010

Edward A. Burkhardt (2)	70,000	7.3	16.625	lapsed	n/a-lapsed	n/a-lapsed

Earl J. Currie (2)	28,000	2.9	16.625	lapsed	n/a-lapsed	n/a-lapsed

(1)	Potential realizable value is based on an assumption that the stock price appreciates from the stated exercise price at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price.

(2)	Mr. Burkhardt was granted 70,000 options on January 5, 1999 which lapsed upon his resignation from the Company and were replaced by a grant of 70,000 options on July 7, 1999; and Mr. Currie’s option lapsed upon his resignation from the Company on November 8, 1999.

      Option Exercises and Year-End Value of Options. The following table sets forth information concerning the exercise of stock options during 1999, and the year-end value of unexercised options, for the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/99		12/31/99 ($) (1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas F. Power, Jr.	—	—	85,000	—	8,625	—

J. Reilly McCarren	—	—	189,000	—	—	—

William R. Schauer	—	—	40,000	—	525	—

Walter C. Kelly	—	—	40,000	—	525	—

Glenn J. Kerbs	—	—	40,000	—	525	—

Edward A. Burkhardt	—	—	100,000	—	8,625	—

Earl J. Currie	—	—	—	—	—	—

(1)	Based on the closing price of one share of Common Stock on December 31, 1999 ($13.4375) less the exercise price.

Compensation Committee Interlocks and Insider Participation

      Mr. Wheeler, a member of the Compensation Committee, was of counsel, during part of 1999, to Oppenheimer Wolff & Donnelly, which has provided legal and other services to the Company in connection with various labor matters, litigation, regulatory issues and corporate and acquisition issues since shortly after the Company’s formation and continues to provide such services to the Company. Mr. Wheeler received 10,000 options and $30,000 during 1999, as compensation for his service as Chairman of the Board of Directors of the Company beginning September 1, 1999.

Transactions With Management And Others

      Affiliates of Berkshire Partners LLC (“Berkshire”), of which Mr. Ferenbach is an executive officer, director and beneficial owner, granted the Company options to purchase up to 332,750 shares of ATN, in connection with the investments by both the Company and Berkshire in ATN in November 1997, in December 1999 and in June 2000. The options may be exercised at any time prior to November 14, 2002 and currently have an exercise price of A$1.11 per share or A$369,353 in the aggregate (approximately US$195,018 at current exchange rates). The exercise price increases approximately 3.5% at each November 14th.

      Oppenheimer Wolff & Donnelly, to which Mr. Wheeler was of counsel during part of 1999, has provided legal and other services to the Company in connection with various labor matters, litigation, regulatory issues and corporate and acquisition issues since shortly after the Company’s formation. The Company paid OW&D $1,028,000 during 1999. Mr. Wheeler received 10,000 options and $30,000 during 1999 and $90,000 during the first nine months of 2000, as compensation for his service as Chairman of the Board of Directors of the Company beginning September 1, 1999.

      McLachlan, Rissman & Doll, of which Mr. Rissman is a member, has provided legal and other services to the Company in connection with various corporate, acquisition and financing matters since December 1, 1987 and continues to provide such services to the Company. The Company paid MRD $828,000 during 1999 and $675,000 during the first nine months of 2000.

      Railroad Financial Corporation, of which Mr. Rissman and Mr. McPherson are directors, was paid $200,000 during the first nine months of 2000 for financial advisory services in connection with equipment leasing transactions.

      Tranz Rail, of which five directors of the Company are directors and hold shares and options, is party to a Management Services Agreement with the Company under which the Company provides management services to Tranz Rail. The amounts earned by the Company for services under the Tranz Rail Management Services Agreement were $534,000 in 1999 and $245,000 in the first nine months of 2000.

      EWS, of which four directors of the Company are directors and hold shares and options, is party to a Management Services Agreement with the Company under which the Company provides management services to EWS. The amounts earned by the Company for services under the EWS Management Services Agreement were $1,998,000 in 1999 and $1,301,000 in the first nine months of 2000.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of the Company’s Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the Named Executive Officers and (iv) by all current directors and executive officers as a group. Except as indicated in notes to the table and except for beneficial owners whose Form 13F filings are the source of the Company’s information, each beneficial owner listed in the table has advised the Company or indicated in filings with the Securities and Exchange Commission that such owner has sole dispositive and voting power with respect to the shares of Common Stock indicated. The information in the table is provided based on information known to the Company as of October 30, 2000.

PRINCIPAL STOCKHOLDERS

	Shares Beneficially Owned (1)

Name	Number	Percent

Southeastern Asset Management, Inc. (2)	7,088,500	15.2

State of Wisconsin Investment Board (3)	4,045,000	8.7

Cascade Investment L.L.C. (4)	3,600,300	7.8

Edward A. Burkhardt (5)	3,510,004	7.6

Tweedy, Browne Company LLC (6)	2,704,391	5.8

Capital Research & Management Company (7)	2,525,000	5.4

Thomas F. Power, Jr. (8)	1,031,418	2.2

Robert H. Wheeler	539,448	1.2

Roland V. McPherson	519,582	1.1

J. Reilly McCarren	261,700	*

Glenn J. Kerbs	250,844	*

Walter C. Kelly	143,306	*

William R. Schauer	142,433	*

Thomas W. Rissman (9)	128,514	*

Carl Ferenbach	116,926	*

A. Francis Small (10)	48,000	*

John W. Rowe (11)	36,000	*

Thomas E. Evans	35,000	*

Earl J. Currie (12)	2,790	*

Directors and current executive officers as a group
(21 persons) (13)	4,855,613	10.3

*	Percentage beneficially owned does not exceed 1%.

(1)	Any shares of Common Stock which a person has the right to acquire through exercise of options exercisable within 60 days after October 23, 2000 are considered to be outstanding for purposes of this table. Listed stockholders have such options to acquire shares of Common Stock in the following numbers: Mr. Burkhardt: 30,000; Mr. Power: 85,000; Mr. Wheeler: 52,000; Mr. McPherson: 42,000; Mr. McCarren: 189,000; Mr. Kerbs: 40,000; Mr. Kelly: 40,000; Mr. Schauer: 40,000; Mr. Rissman: 42,000; Mr. Ferenbach: 42,000; Dr. Small: 36,000; Mr. Rowe: 30,000; and Mr. Evans: 30,000.

(2)	According to a Schedule 13D/A filed as of October 30, 2000 with the Securities and Exchange Commission by Southeastern Asset Management, Inc. (“Southeastern”), Longleaf Partners Small Cap-Fund (“Longleaf”) and Longleaf Partners International Fund (“Longleaf International”) which indicates that Southeastern has sole voting power with respect to 451,500 of these shares, sole dispositive power with respect to 692,500 of these shares, shared voting and shared dispositive power with respect to 6,396,000 of these shares, and no voting power with respect to 241,000 of these shares; and Longleaf has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 5,550,800 of these shares; and Longleaf International has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 845,200 of these shares. The address of Southeastern, Longleaf and Longleaf International is 6410 Poplar Ave., Suite 900, Memphis, Tennessee 38119.

(3)	According to a Form 13F filed with the Securities and Exchange Commission as of July 20, 2000. The address of the State of Wisconsin Investment Board is P.O. Box 7842, 121 East Wilson Street, Madison, Wisconsin 53707.

(4)	According to a Schedule 13G filed with the Securities and Exchange Commission by Cascade Investment L.L.C. as of April 28, 2000 which indicates that Cascade Investment L.L.C. and William H. Gates III each have shared voting and dispositive power with respect to these shares. The address of Cascade Investment L.L.C. is 2365 Carillon Point, Kirkland, Washington 98033.

(5)	The number of shares shown for Mr. Burkhardt is based on the Company’s records of registered holders of shares and options. According to the Company’s records, Mr. Burkhardt’s address is 573 Earlston Road, Kenilworth, Illinois 60043-1014.

(6)	According to a Schedule 13D/A filed with the Securities and Exchange Commission as of October 10, 2000 by Tweedy, Browne Company LLC, TBK Partners, L.P. and Vanderbilt Partners, L.P., which indicates that Tweedy, Browne Company LLC has sole voting power with respect to 2,628,599 shares and shared dispositive power with respect to 2,704,931 shares, TBK Partners, L.P. has sole voting and sole dispositive power with respect to 348,000 shares and Vanderbilt Partners, L.P. has sole voting and sole dispositive power with respect to 46,280 shares. The address of each of Tweedy, Browne Company LLC, TBK Partners, L.P. and Vanderbilt Partners, L.P. is 350 Park Avenue, New York, New York 10022.

(7)	According to a Form 13F filed with the Securities and Exchange Commission by Capital Research & Management Company as of August 15, 2000. The address of Capital Research & Management Company is 333 South Hope Street, 55th Floor, Los Angeles, California 90071-1447.

(8)	Includes 57,000 shares held for the benefit of Mr. Power’s spouse who has sole voting and sole dispositive power with respect to those 57,000 shares.

(9)	Mr. Rissman serves as one of three co-trustees who have shared voting and dispositive power with respect to 1,016,316 shares held by the Mary Cynthia K. McLachlan Trust.

(10)	Dr. Small reports that he has shared voting and dispositive power with respect to these shares.

(11)	Includes 2,000 shares held by Mr. Rowe’s spouse who has sole voting and sole dispositive power with respect to those 2,000 shares.

(12)	The number of shares shown for Mr. Currie is based on the Company’s records of his Section 16 filings.

(13)	Includes (i) the 57,000 shares owned by Mr. Power’s spouse and referred to in Note 8, (ii) the 1,016,316 shares owned by the Mary Cynthia K. McLachlan Trust and referred to in Note 9, (iii) the 2,000 shares owned by Mr. Rowe’s spouse and referred to in Note 11, and (iv) 916,200 shares which directors and executive officers have the right to acquire through exercise of options within 60 days after October 23, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock (collectively “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Company believes that during 1999 all Reporting Persons complied with all applicable filing requirements, except that Mr. Ferenbach filed later than required a Form 5 for 1998, and as of October 25, 2000, Messrs. Burkhardt and Currie had not filed a Form 5 for 1999.

PARTICIPANTS IN THE SOLICITATION

      Under applicable regulations of the SEC, the Company, the members of the Board, certain executive officers of the Company, certain other employees of the Company and certain other persons may each be deemed to be a “participant” in the Company’s solicitation of revocations of consent. Information about the principal occupations of directors and executive officers is set forth under the section entitled “Certain Information Regarding the Company’s Directors and Executive Officers.” Additional information about the directors, certain executive officers, certain other employees and others who may be deemed to be “participants” is set forth on Appendix B. Information about the present ownership of the Company’s securities by directors and named executive officers of WCTC is provided in “Principal Stockholders”. Information about the other participants’ present ownership of the Company’s securities is also listed on Appendix B. Information about all transactions in the Company’s securities within the past two years by each of the participants is provided in Appendix C.

SOLICITATION OF REVOCATIONS

      The cost of the solicitation of revocations of consent will be borne by WCTC. WCTC estimates that the total expenditures in connection with such solicitation (including the fees and expenses of WCTC’s attorneys, public relations advisers, financial advisors, solicitors, advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $900,000, of which $650,000 has been spent to date. In addition to the Board’s solicitation by mail, the Company currently plans to have certain directors, officers and other WCTC employees solicit, without additional compensation, revocations by mail, in person, by telephone, by facsimile or by e-mail. Although the Company does not currently plan to conduct active solicitation on the Internet, solicitation materials may be made available on or through the Company's web site.

      WCTC has retained D.F. King & Co., Inc. (“D.F. King”), at an estimated fee of $150,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist WCTC with its communications with its stockholders with respect to, and to provide other services to WCTC in connection with, WCTC’s opposition to the Burkhardt Solicitation. Approximately 50 persons will be utilized by D.F. King in its efforts. WCTC will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding WCTC’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. WCTC has agreed to indemnify D.F. King against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

FINANCIAL ADVISOR

      On October 8, 1999, WCTC engaged Goldman Sachs to assist it in responding to any unsolicited acquisition proposals it might receive or any other unsolicited attempts to acquire control of the Company by way of a merger, tender offer, purchase of all or a portion of the assets or stock of the Company, any contested solicitation of proxies or otherwise. For these services, Goldman Sachs is paid an annual retainer fee of $50,000. In addition, WCTC has retained Goldman Sachs to act as its financial advisor in connection with the solicitation for which it will receive $500,000 and to evaluate the Company's strategic alternatives for which it will receive $500,000.

      Goldman Sachs is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. Goldman Sachs has represented the Company in many transactions in the past having served as lead underwriter for WCTC’s initial and secondary public stock offerings in 1991 and 1993, respectively, as well as its $150 million public debt issuance in 1998. Goldman Sachs also served as lead underwriter for Tranz Rail, a WCTC affiliate, in its initial and secondary public stock offerings in 1996 and 1997, respectively. Goldman Sachs also owns approximately 4% of the shares of EWS, a WCTC affiliate, on an undiluted basis and beneficially owns approximately 7% of such shares on a diluted basis.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Stockholder proposals intended to be presented at the 2001 annual meeting of the Company must be received by the Company no later than the close of business December 31, 2000 to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the 2001 annual meeting. Any stockholder proposal received after the close of business December 31, 2000 will be considered untimely and will not be eligible for inclusion in the Company’s proxy statement and form of proxy relating to the 2001 annual meeting.

      For any proposal that is not submitted for inclusion in the Company’s proxy statement for the 2001 annual meeting (as described in the preceding paragraph) but is instead sought to be presented directly at the 2001 annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on February 26, 2001 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on February 26, 2001.

IMPORTANT

      1. If your shares are registered in your own names, please sign, date and promptly mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Do NOT return any white consent card sent to you by the Burkhardt Group.

      2. If you have previously signed and returned a WHITE consent card to the Burkhardt Group, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE consent card already sent to the Burkhardt Group by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

      3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

      4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the WHITE consent card. Do not even use the Burkhardt Group’s WHITE consent card or any other forms sent to you by the Burkhardt Group to indicate your opposition to the Burkhardt Proposals.

      If you have any questions about giving your revocation of consent or require assistance, please call:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005
Call Toll-Free
1-800-769-4414

By Order of the Board of Directors,

Thomas W. Rissman Secretary

Appendix A

FORM OF BURKHARDT GROUP PROPOSALS

BURKHARDT PROPOSAL 1:

The By-laws of the Company currently provide that the Company’s Board of Directors will be divided into three classes elected to serve for staggered terms of three years. Burkhardt Proposal 1 provides for the amendment of Section 3.2 of the By-laws to remove the provision establishing a classified Board and to require the annual election of all directors. In particular, the amendment would delete the third and fourth sentences of Section 3.2 of the Bylaws and insert in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms."

BURKHARDT PROPOSAL 2:

Burkhardt Proposal 2 provides for the amendment of Section 3.3 of the By-laws to recognize the elimination of the classified Board of Directors by deleting the second and third sentences and inserting in lieu thereof the sentence “Any director elected in accordance with this paragraph shall hold office until the next annual meeting of the shareholders or until his or her earlier death, resignation or removal in a manner permitted by statute or these by-laws.”

BURKHARDT PROPOSAL 3:

Burkhardt Proposal 3 provides for the elimination of Section 3.13 of the By-laws in its entirety. This section currently provides that, so long as the Company’s Board of Directors is classified, members of the Board may be removed from office only for cause by a majority of the votes entitled to be cast for the election of directors. The elimination of Section 3.13 of the By-laws will permit the shareholders of the Company to remove Board members with or without cause.

BURKHARDT PROPOSAL 4:

Burkhardt Proposal 4 provides for the removal of the nine current members of the Company’s Board of Directors, Thomas E. Evans, Carl Ferenbach, J. Reilly McCarren, Roland V. McPherson, Thomas F. Power, Jr., Thomas W. Rissman, John W. Rowe, A. Francis Small and Robert H. Wheeler, and any other person or persons who may be members of the Company Board at the time the Burkhardt Proposals become effective (other than the persons elected as a result of the adoption of Burkhardt Proposal 5, which is described below).

BURKHARDT PROPOSAL 5:

Burkhardt Proposal 5 provides for the election of John W. Barriger, Edward A. Burkhardt, Robert E. Dowdy,
Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze as directors of Wisconsin Central, to serve until the Company’s next annual meeting of shareholders and until their successors have been duly elected and qualified.

BURKHARDT PROPOSAL 6:

Burkhardt Proposal 6 provides for the repeal of any amendments of the By-laws (whether effected by supplement to, deletion from or revision of the By-laws) adopted subsequent to May 20, 1999, and at or prior to the time the Proposals become effective (other than amendments adopted as a result of the adoption of Burkhardt Proposals 1, 2 or 3 set forth above).

Appendix B

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE
OFFICERS OF WCTC AND CERTAIN EMPLOYEES OF WCTC AND OTHER
PARTICIPANTS WHO MAY ALSO SOLICIT REVOCATIONS OF CONSENT

      The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers of WCTC and certain employees and other representatives of WCTC who may also solicit revocations of consents from stockholders of WCTC. Unless otherwise indicated, the principal occupation refers to such person’s position with WCTC.

Directors

      The principal occupations of the Company’s directors who are deemed participants in the solicitation are set forth under “Certain Information Concerning the Company’s Directors and Executive Officers-Directors” in this Consent Revocation Statement. The name and business address of the director-participants’ organization of employment are as follows:

Name	Address

Robert H. Wheeler	Two Prudential Plaza

180 North Stetson Avenue

Suite 3125

Chicago, Illinois 60601

Thomas E. Evans	Collins & Aikman

5755 New King Court

Troy, Michigan 48098

Carl Ferenbach	Berkshire Partners

One Boston Place

Suite 3300

Boston, Massachusetts 02108

J. Reilly McCarren	Wisconsin Central Transportation Corporation

One O’Hare Centre

Suite 9000

6250 North River Road

Rosemont, Illinois 60018

Roland V. McPherson	Asset Acquisition & Management Company

10660 West 143rd Street

Suite E, Lower Level

Orland Park, Illinois 60462-0157

Thomas F. Power, Jr.	Wisconsin Central Transportation Corporation

One O’Hare Centre

Suite 9000

6250 North River Road

Rosemont, Illinois 60018

Thomas W. Rissman	McLachlan, Rissman & Doll

676 North Michigan Avenue

Suite 2800

Chicago, Illinois 60611

John W. Rowe	UNICOM Corporation

One First National Plaza

37th Floor

Chicago, Illinois 60690

A. Francis Small	Level 5

AXON House

1 Willeston Street

Wellington

New Zealand

Executive Officers and Management

      The principal occupation of the Company’s executive officers and certain other members of management and employees who are deemed participants in the solicitation are set forth below. The principal business address of each person listed below is Wisconsin Central Transportation Corporation, One O’Hare Centre, Suite 9000, 6250 North River Road, Rosemont, Illinois 60018.

Name	Principal Occupation

James E. Fisk	Executive Vice President - Corporate Development

Walter C. Kelly	Vice President & Chief Accounting Officer

Janet H. Gilbert	Vice President - General Counsel (North American Operating Subsidiaries)

Marty J. Mickey	Treasurer

Robert F. Reich	Assistant Vice President - Financial Planning

Ronald G. Russ	Executive Vice President & Chief Financial Officer

Ann G. Thoma	Assistant Vice President - Corporate Relations

Information Regarding Ownership of the Company’s Securities by Participants

      Except as described in this Appendix B or in the Consent Revocation Statement, none of the participants owns any of the Company’s securities of record but not beneficially. The number of shares of Common Stock beneficially owned by directors is set forth under “Principal Stockholders” in this Consent Revocation Statement. The number of shares of Common Stock beneficially owned by the other participants is set forth below:

Name	Share Ownership

James E. Fisk	14,487

Walter C. Kelly	103,306

Janet H. Gilbert	33,147

Marty J. Mickey	3,575

Robert F. Reich	181

Ronald G. Russ	92,069

Ann G. Thoma	13,600

      Information concerning stock options held by the directors and other participants is set forth below.

		Number of Shares
Name	Grant Date	Covered by Option	Exercise Price

Robert H. Wheeler	May 20, 1994	6,000	12.000

	May 19, 1995	6,000	17.083

	May 17, 1996	6,000	30.833

	May 16, 1997	6,000	33.188

	May 22, 1998	6,000	22.563

	May 21, 1999	6,000	21.750

	September 1, 1999	10,000	15.938

	May 19, 2000	6,000	12.813

Thomas E. Evans	December 24, 1998	12,500	20.531

	May 21, 1999	11,500	21.750

	May 19, 2000	6,000	12.813

Carl Ferenbach	May 20, 1994	6,000	12.000

	May 19, 1995	6,000	17.083

	May 17, 1996	6,000	30.833

	May 16, 1997	6,000	33.188

	May 22, 1998	6,000	22.563

	May 21, 1999	6,000	21.750

	May 19, 2000	6,000	12.813

J. Reilly McCarren	July 8, 1996	90,000	31.500

	January 5, 1999	99,000	16.625

	January 4, 2000	40,000	13.000

Roland V. McPherson	May 20, 1994	6,000	12.000

	May 19, 1995	6,000	17.083

	May 17, 1996	6,000	30.833

	May 16, 1997	6,000	33.188

	May 22, 1998	6,000	22.563

	May 21, 1999	6,000	21.750

	May 19, 2000	6,000	12.813

Thomas F. Power, Jr.	May 20, 1994	6,000	12.000

	May 19, 1995	6,000	17.083

	May 17, 1996	6,000	30.833

	May 16, 1997	6,000	33.188

	May 22, 1998	6,000	22.563

	January 5, 1999	55,000	16.625

	January 4, 2000	100,000	13.000

Thomas W. Rissman	May 20, 1994	6,000	12.000

	May 19, 1995	6,000	17.083

	May 17, 1996	6,000	30.833

	May 16, 1997	6,000	33.188

	May 22, 1998	6,000	22.563

	May 21, 1999	6,000	21.750

	May 19, 2000	6,000	12.813

John W. Rowe	December 24, 1998	12,500	20.531

	May 21, 1999	11,500	21.750

	May 19, 2000	6,000	12.813

A. Francis Small	May 16, 1997	18,000	33.188

	May 22, 1998	6,000	22.563

	May 21, 1999	6,000	21.750

	May 19, 2000	6,000	12.813

James E. Fisk	August 5, 1994	15,000	13.417

	September 1, 1999	20,000	15.938

	January 4, 2000	27,000	13.000

Janet H. Gilbert	August 5, 1994	15,000	13.417

	January 5, 1999	10,000	16.625

	January 4, 2000	14,300	13.000

Walter C. Kelly	August 5, 1994	30,000	13.417

	January 5, 1999	10,000	16.625

	January 4, 2000	14,800	13.000

Marty J. Mickey	August 5, 1994	15,000	13.417

	January 5, 1999	5,000	16.625

	January 4, 2000	9,300	13.000

Richard F. Reich	August 5, 1994	15,000	13.417

	January 5, 1999	5,000	16.625

	January 4, 2000	7,100	13.000

Ronald G. Russ	September 1, 1999	20,000	15.938

	January 4, 2000	27,000	13.000

Ann G. Thoma	December 2, 1998	20,000	17.625

	January 4, 2000	7,400	13.000

Miscellaneous Information Concerning Participants

      Except as described in this Appendix B or in the Consent Revocation Statement, none of the participants nor any of their respective affiliates or associates (together, the “Participant Affiliates”), directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company. Furthermore, except as described in this Appendix B or in the Consent Revocation Statement, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

      Except as described in this Appendix B or in the Consent Revocation Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix B or in the Consent Revocation Statement, there are no contracts, arrangement or understandings by any Participant Affiliate within the past year with any person with respect to the Company’s securities.

Appendix C

INFORMATION CONCERNING CERTAIN TRANSACTIONS IN WCTC’S SECURITIES
WITHIN THE PAST TWO YEARS

      The following table sets forth all purchases and sales of WCTC’s securities by the participants referred to above during the last two years:

	Number of Shares
Name	Purchased (Or Sold)	Date of Purchase or Sale

Thomas E. Evans	4,000	March 12, 1999

J. Reilly McCarren	2,000	March 25, 1999
	5,000	November 8, 1999
	1,200	November 9, 1999
	5,000	November 10, 1999
	500	November 12, 1999
	4,400	November 23, 1999
	1,600	December 13, 1999
	2,000	December 14 ,1999
	1,600	December 20, 1999

Roland V. McPherson	(15,000)	November 9, 1998

A. Francis Small	3,000	December 14, 1999

Robert H. Wheeler	(14,552)	May 14, 1999

James E. Fisk	530	July 1, 2000

James H. Gilbert	927	July 1, 2000

Marty J. Mickey	372	July 1, 1999
	600	February 25, 2000
	400	February 29, 2000
	530	July 1, 2000

Ronald G. Russ	993	July 1, 2000

Ann G. Thoma	2,800	November 23, 1998
	3,800	February 24, 1999

Appendix D

WISCONSIN CENTRAL TRANSPORTATION CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS

      Purpose

      The Audit Committee (“Committee”) of the Board of Directors of Wisconsin Central Transportation Corporation (“Company”) is an oversight committee which assists the Board of Directors in fulfilling its responsibilities to the shareholders and the public markets. The Committee is responsible for ensuring that the Company employs independent and objective auditors. Together with the independent auditor and the internal auditor, the Committee reviews management’s preparation of financial information, the presence of internal controls and audit processes to deter fraud, and management’s procedures to anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the board, to the public markets and to the shareholders. The Committee’s primary duties and responsibilities are to:

•	Assess the processes related to the Company’s risk and control environment.

•	Oversee financial reporting.

•	Evaluate internal and independent audit processes.

      Composition

      The Committee shall be comprised of at least three independent directors who shall be appointed by the Board of Directors. One director who is not independent may be appointed to the audit committee if the Board determines that membership on the committee by the individual is required by the best interests of the Company and its shareholders. If such appointment is made, the Board shall disclose in the next annual proxy statement the nature of the relationship and the reasons for the determination. The directors appointed shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. Notwithstanding the foregoing provisions of this paragraph, none of the directors appointed to the Committee need be “independent directors” prior to June 14, 2001.

      The Committee adopts the definition of “independent director” found in NASDAQ Rule 4200 which is:

"Independent director means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a) a director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

(b) a director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;

(d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation’s securities) that exceed 5% of the corporation’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e) a director who is employed as an executive of another entity where any of the company’s executives serve that entity’s compensation committee.”

      Committee members shall be appointed annually at the meeting of the Board of Directors immediately following the Annual Meeting of Shareholders. The Board of Directors shall designate one member of the Committee to serve as the Chairman. All members of the Committee shall have a working familiarity with basic finance and accounting practices such that they are able to read and understand the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      Meetings

      The Committee shall meet at least four times per year and, if circumstances dictate, the Committee Chairman may call additional meetings. The Chairman shall distribute an agenda for each meeting to each Committee member at least five business days prior to each meeting. The Committee shall keep minutes of each meeting, and copies of the minutes shall be circulated to each member of the Committee for review and approval.

      In order to maintain an open avenue of communication between the Committee and the internal auditors and the independent auditor, the Committee shall meet privately at least semiannually with each of the internal auditor and the independent auditor. In addition, the Committee shall meet quarterly with management and the independent auditor to review the Company’s quarterly financial results.

      Responsibilities

      The Committee shall perform the following oversight functions:

General Responsibilities

1.	Report periodically to the Board of Directors of the Company about the Committee’s activities.

2.	Review this Charter, at least annually, and recommend changes or updates to the Board.

3.	Disclose in the Company’s proxy statement for its annual meeting of shareholders that a formal written charter has been adopted, and whether the Committee satisfied its responsibilities during the prior year in compliance with the charter.

4.	Disclose in the Company’s annual report to shareholders whether or not, in the prior fiscal year the following has occurred:

•	Management has reviewed the audited financial statements with the Committee, including a discussion of the quality of the accounting principles as applied, including significant judgments affecting the Company’s financial statements.

•	The independent auditor has discussed with the Committee the independent auditor’s judgments of the quality of the accounting principles as applied, including management’s judgments affecting the Company’s financial statements.

Independent Auditor

      The independent auditor is ultimately accountable to the Committee and the Board of Directors. The Board of Directors has the ultimate authority and responsibility to select, to evaluate and, if necessary, to replace the independent auditor (or to nominate the outside auditor for approval in any proxy statement). With respect to the independent auditor, the Committee shall perform the following oversight function:

1.	Review the performance of the independent auditor annually and recommend to the Board of Directors the continued retention of the independent auditor or the appointment of a new independent auditor (including the bases for such recommendation). The bases would include the following:

•	The auditor’s independence determined from an annual report from the independent auditor which delineates all relationships between the independent auditor and the Company in a manner consistent with Independence Standards Board Standard 1.

•	Any disclosed relationships or services which may impact the objectivity and independence of the auditor determined from a dialogue with the auditor.

•	The fees and other compensation to be paid to the independent auditor.

•	Any changes, including personnel changes, the independent auditor makes on the Company’s account.

•	The charges incurred for audit and consulting work performed by independent accountants for the Company’s material subsidiaries and affiliates.

Audit Processes

1.	Review the coordination of internal and independent audit work to assess completeness of coverage, adequate protection provided by internal control procedures and effective use of audit resources.

2.	Meet privately with each of the independent auditor and internal auditor at least semiannually to discuss any matters the Committee or the auditor feel should be discussed privately, including the adequacy of internal controls, the accuracy of the Company’s financial statements and the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Maintain direct communications with the independent auditor and the internal auditor.

4.	Review with management and the independent auditor the scope of the independent audit and the proposed audit procedures to be utilized and review the completed audit including any deviations from the proposed audit procedures.

5.	Discuss with the independent auditor the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, including compliance with Generally Accepted Accounting Principles, as applied in its financial reporting, including such issues as the clarity of the Company’s financial disclosures, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure and reviewed by the independent auditor.

6.	Review with management the independent auditor’s judgments in paragraph 5 above.

7.	Review any difficulties and disagreements encountered during the audit process.

8.	Review the activities, budget, staffing and qualifications of the internal audit department.

9.	Review all proposed internal audit plans and review all internal audit reports including any deviations from the proposed internal audit plan and any written response by management regarding internal audit reports.

Financial Reporting and Disclosure Processes

1.	With the assistance of the independent auditor and the internal auditor, review the Company’s internal and external financial reporting processes.

2.	Review the Company’s annual financial statements, including any certification, report, opinion or review rendered by the independent auditor.

3.	Review with management and the independent auditor the Company’s 10-K prior to its filing.

4.	Review with management any material financial information to be filed with the SEC.

Process Improvement

1.	Maintain open and separate lines of communication through which the independent auditor, the internal auditor and management can report to the Committee regarding the audit, financial reporting and disclosure processes.

2.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices proposed by the independent auditor, the internal auditor and management.

3.	Review the extent to which changes or improvements in financial or accounting policies have been implemented, are being followed and are beneficial.

Management

1.	Receive from management the following:

•	Timely reviews of the financial statements and other disclosure documents prior to filing with the SEC.

•	Information regarding any changes in accounting or financial reporting principles and the accounting treatment of significant transactions.

•	Information concerning any “second opinion” sought by management regarding the accounting treatment of any significant transaction.

2.	Discuss with management their assessment of significant risks to the Company and what management has done to minimize these risks and disclose them, if necessary.

3.	Review and periodically suggest revisions to the Company’s Corporate Compliance Policies and Programs. Review quarterly with management the Compliance Coordinator’s reports regarding compliance with the Company’s Corporate Compliance Policies and Programs.

4.	Review with management the minutes of the Audit Committees of the subsidiaries and affiliates in which the Company has a significant investment or which contribute significant income to the Company.

5.	Review with management the compliance of the Company’s subsidiaries and affiliates with laws and regulations promulgated by the countries, states and municipalities in which they are operating.

Legal Compliance

1.	Review with the Company’s legal counsel the Company’s compliance with the securities laws and regulations.

2.	Review with the Company’s legal counsel industry-specific laws and regulations, including those of the Surface Transportation Board and the Federal Railroad Administration.

3.	Review with the Company’s legal counsel any legal matter which could have a material impact on the Company’s financial statements.

IMPORTANT

      Your revocation of consent is important. Regardless of the number of shares of Wisconsin Central Transportation Corporation common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

1.	PLEASE SIGN, DATE AND PROMPTLY MAIL the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

2.	DO NOT RETURN ANY WHITE CONSENT CARD sent to you by the Burkhardt Group, not even as a vote of protest.

      IF YOU PREVIOUSLY SIGNED THE BURKHARDT GROUP’S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE REVOCATION CARD. THIS WILL REVOKE YOUR EARLIER CONSENT. REMEMBER, ONLY YOUR LAST-DATED CARD WILL COUNT.

Instructions for “Street Name” Stockholders

      If you own shares in the name of a brokerage firm or bank, only your broker or banker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker or banker and instruct him or her to execute a BLUE revocation card on your behalf. You should promptly sign, date and mail your BLUE card when you receive it from your broker. Please do so for each separate account you maintain.

      Please return your BLUE Revocation of Consent Card at once.

      If you have any questions or need assistance in revoking your consent, please call:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005

Call Toll-Free
1-800-769-4414

WISCONSIN CENTRAL TRANSPORTATION CORPORATION

REVOCATION OF CONSENT CARD

      This Revocation of Consent is solicited on behalf of the Board of Directors of Wisconsin Central Transportation Corporation in opposition to the solicitation by the Burkhardt Group.

      Unless otherwise specified below, the undersigned, a holder of shares of common stock, par value $0.01 per share (the “Common Stock”), of Wisconsin Central Transportation Corporation, a Delaware corporation (the “Company”), on October 23, 2000 (the “Record Date”), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the proposals listed below:

      The Board of Directors of Wisconsin Central Transportation Corporation unanimously recommends that you “Revoke Consent” as to Proposals 1, 2, 3, 4, 5 and 6.

      Please sign, date and mail this consent revocation card today.

      If no direction is made with respect to one or more of the following proposals, or if you mark the “Revoke Consent” box with respect to one or more of the following proposals, this consent revocation card will revoke all previously executed consents with respect to such proposals.

      Burkhardt Proposal 1 - Elimination of Provision Establishing Classified Board

Revoke Consent / / Do Not Revoke Consent / /

      Burkhardt Proposal 2 - Modification of the Provision for Filling Vacancies

Revoke Consent / / Do Not Revoke Consent / /

      Burkhardt Proposal 3 - Elimination of Provision Regarding the Removal of Directors

Revoke Consent / / Do Not Revoke Consent / /

      Burkhardt Proposal 4 - Removal of Current Directors: Thomas E. Evans, Carl Ferenbach, J. Reilly McCarren, Roland V. McPherson, Thomas F. Power, Jr., Thomas W. Rissman, John W. Rowe, A. Francis Small and Robert H. Wheeler.

Revoke Consent / / Do Not Revoke Consent / /

Instruction: To revoke consent to the removal of certain of the current directors of the Company, but not all of them, check the “Revoke Consent” box above and write the name of each person as to whom you do not wish to revoke consent in the following space:________________________.

      Burkhardt Proposal 5 - Election of Nominees: John W. Barriger, Edward A. Burkhardt, Robert E. Dowdy, Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze.

Revoke Consent / / Do Not Revoke Consent / /

Instruction: If you wish to revoke consent to the election of certain of the Nominees, but not all of them, check the “Revoke Consent” box above and write the name of each such person as to whom you do not wish to revoke consent in the following space: ________________________________________________________________.

If no box is marked above with respect to this Proposal, the undersigned will be deemed to revoke consent to such Proposal, except that the undersigned will not be deemed to revoke consent to the election of any candidate whose name is written in the space provided above.

      Burkhardt Proposal 6 - Repeal of Bylaws Adopted Subsequent to May 20, 1999

Revoke Consent / / Do Not Revoke Consent / /

Dated:_________________________________

_______________________________ Signature

_______________________________ Signature if held jointly

_______________________________ Title(s)

      If no direction is made, this consent revocation card will revoke all previously executed consents with respect to any or all of the proposals set forth herein.

      Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

      If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., toll-free at 1-800-769-4414.

      Please sign, date and return this consent revocation promptly.